As filed with the Securities and Exchange Commission on April 1, 2005

      Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	94-1499887 (I.R.S. Employer Identification Number)

901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232
(Address of principal executive offices)

FAIR ISAAC SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN
(As Amended and Restated Effective December 1, 2004)
(Full title of the plan)

Andrea M. Fike, Esq.
Vice President, General Counsel and Secretary
Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232
(612) 758-5260
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

Title of		Proposed	Proposed
Securities	Amount	maximum	maximum
to be	to be	offering price	aggregate	Amount of
registered	registered	per share	offering price (1)	Registration fee
Deferred Compensation Obligations(2)	$18,000,000	100%	$18,000,000	$2,119

(1)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

(2)	The Registration Statement relates to obligations under Fair Isaac Supplemental Retirement and Savings Plan (As Amended and Restated Effective December 1, 2004) (the “Plan”). These obligations are unsecured obligations of Fair Isaac Corporation to pay in the future the balance of vested deferred compensation accounts or accrued benefits, as the case may be, the value of which will be adjusted to reflect the performance of the selected benchmark investment funds in accordance with the terms of the Plan.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

      The following documents filed with the Securities and Exchange Commission (the “Commission”) by Fair Isaac Corporation (the “Company”) are incorporated in this Registration Statement by reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004; and

(2)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since September 30, 2004, including, without limitation the Company’s Current Report on Form 8-K filed with the Commission on February 25, 2005.

      All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement if it is modified or superseded by a statement in a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      The consolidated financial statements, and related report of KPMG LLP, independent registered public accounting firm, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, have been superseded by the consolidated financial statements and related auditors’ report included in the Company’s Current Report on Form 8-K filed with the Commission on February 25, 2005, and, as a result, do not constitute part of this Registration Statement.

Item 4. Description of Securities

      The Fair Isaac Supplemental Retirement and Savings Plan (As Amended and Restated Effective December 1, 2004) (the “Plan”) permits certain highly compensated and management employees of the Company to annually defer up to 25% of their base pay and/or commissions and up to 75% of their incentive pay and/or bonuses on a pre-tax basis and have the amount deferred credited by book entry to deferred compensation accounts. Deferrals must be designated in whole percentages. The Plan also allows the Compensation Committee of the Company’s Board of Directors to direct that Company matching credits be made to a participant’s account under a formula established by the Compensation Committee, but in all cases limited to $7,500 for any year. Participants are always 100% vested in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Company’s Investment Committee. The balance in each deferred compensation account is adjusted to reflect the investment experience of the selected investment funds, generally as if amounts credited to the account had actually been invested in the investment funds. Participants have no ownership interest in any investment fund.

      The obligations of the Company under the Plan (the “Obligations”) are unsecured general obligations to pay in the future the balance of vested deferred compensation accounts or accrued benefits, as the case may be, the value of which have been adjusted to reflect the performance of the selected benchmark investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding, and are therefore subject to the risks of the Company’s insolvency. Obligations cannot be transferred in any way by a participant except by the designation of a beneficiary under the Plan (or to the default beneficiary under the

Plan if a beneficiary is not designated) or pursuant to state domestic relations law as permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). The Obligations are not convertible into any security of the Company.

      Participants can elect to have their account balances paid to them after retirement or disability as a lump sum or in annual installments over a period of time not to exceed 10 years. A separate payment form election can be made for the account attributable to each year of participation. Participants must make a payment form election prior to the first day of the year for which the account is established and cannot thereafter change their election with respect to that account. If a participant’s separation from service occurs under circumstances that do not qualify as a retirement or disability, his or her account balances will be paid in the form of a lump-sum payment. Key employees, as defined in Section 416 of the Code, generally cannot receive a distribution for six months after separation from service.

      The Company may, but is under no obligation to, establish a trust to fund benefits payable under the Plan. Any assets held by such a trust would be subject to the claims of creditors of the Company or of its participating subsidiaries.

      The Company may amend or terminate the Plan at any time. No amendment or termination may reduce the balance of a participant’s account or the vested percentage of any participant or beneficiary, or accelerate the payment of any account.

Item 6. Indemnification of Directors and Officers

      The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      As permitted by Delaware law, the Company has included in its restated certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Company’s restated certificate of incorporation provide that the Company is required to indemnify its officers and directors to the fullest extent authorized by the Delaware General Corporation Law. The Company is also required to indemnify its officers and directors in circumstances in which indemnification would otherwise be discretionary and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

      The Company has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, the Company has generally agreed to indemnify and advance expenses to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit.

      The Company has obtained and intends to maintain directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed

      Not applicable.

Item 8. Exhibits

Exhibit	Description
4.1	Composite Certificate of Incorporation of the Company, as amended. (Incorporated by reference to Exhibit 4.1 to Company’s Registration Statement on Form S-8 (File No. 333-114364) filed on April 9, 2004.)

4.2	By-Laws of the Company, as of April 1, 2004. (Incorporated by reference to Exhibit 4.2 to Company’s Registration Statement on Form S-8 (File No. 333-114364) filed on April 9, 2004.)

4.3	Rights Agreement dated as of August 9, 2001 between Fair, Isaac and Company, Incorporated and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 001-11689) filed on August 10, 2001.)

4.4	Fair Isaac Supplemental Retirement and Savings Plan (As Amended and Restated Effective December 1, 2004). (Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 30, 2004.)

5	Opinion of Faegre & Benson LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Faegre & Benson LLP. (Included in Exhibit 5.)

24	Powers of Attorney.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 1, 2005.

FAIR ISAAC CORPORATION
By:	/s/ Thomas G. Grudnowski
Thomas G. Grudnowski
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Thomas G. Grudnowski Thomas G. Grudnowski	President, Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2005

/s/ Charles M. Osborne Charles M. Osborne	Vice President and Chief Financial Officer (Principal Financial Officer)	April 1, 2005

/s/ Michael J. Pung Michael J. Pung	Vice President, Finance (Principal Accounting Officer)	April 1, 2005

A. George Battle*	Director	April 1, 2005
Andrew Cecere*	Director	April 1, 2005
Tony J. Christianson*	Director	April 1, 2005
Alex W. Hart*	Director	April 1, 2005
Philip G. Heasley*	Director	April 1, 2005
Guy R. Henshaw*	Director	April 1, 2005
David S. P. Hopkins*	Director	April 1, 2005
Margaret L. Taylor*	Director	April 1, 2005

* Charles M. Osborne, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by each person.

By:	/s/ Charles M. Osborne
Charles M. Osborne
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
4.1	Composite Certificate of Incorporation of the Company, as amended. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-114364) filed on April 9, 2004.)

4.2	By-Laws of the Company, as of April 1, 2004. (Incorporated by reference to Exhibit 4.2 to Company’s Registration Statement on Form S-8 (File No. 333-114364) filed on April 9, 2004.)

4.3	Rights Agreement dated as of August 9, 2001 between Fair, Isaac and Company, Incorporated and Mellon Investor Services LLC. (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 001-11689) filed on August 10, 2001.)

4.4	Fair Isaac Supplemental Retirement and Savings Plan (As Amended and Restated Effective December 1, 2004). (Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 30, 2004.)

5*	Opinion of Faegre & Benson LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Faegre & Benson LLP. (Included in Exhibit 5.)

24*	Powers of Attorney.

*	Filed herewith